UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2026

Westrock Coffee Company

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41485	80-0977200
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4009 N. Rodney Parham Road, 4th Floor

Little Rock, AR 72212

(Address of Principal Executive Offices, and Zip Code)

(501) 918-9358
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of common stock, par value $0.01 per share	WEST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2026, Westrock Coffee Company, a Delaware corporation (the “Company”), entered into Amendment No. 6 (the “Amendment”) among Westrock Beverage Solutions, LLC, a Delaware limited liability company (the “Borrower”), the Company, the other guarantors party thereto, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent, to the Credit Agreement dated as of August 29, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified, including as amended by the Amendment, the “Amended Credit Agreement”), among the Borrower, the Company, Wells Fargo Bank, N.A., as administrative agent, as collateral agent and as swingline lender, Wells Fargo Securities, LLC, as sustainability structuring agent, the issuing banks party thereto from time to time and the lenders party thereto from time to time.

The Amendment extends the maturity date of approximately $361 million of the loans and commitments under the Company’s credit facilities from August 29, 2027 to November 29, 2028 and makes certain restricted payments subject to the secured net leverage ratio being no greater than 3.75x and liquidity being no less than $25,000,000, in each case on a pro forma basis. Approximately $26 million of the loans and commitments under the Company’s credit facilities will continue to mature on August 29, 2027. In connection with the Amendment, Texas Capital Bank has also become a lender.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the terms of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On June 30, 2026, the Borrower elected to terminate the covenant relief period under the Amended Credit Agreement prior to its scheduled expiration on October 1, 2026. As a result, the applicable margin on any loans will decrease, certain restrictions limited to the covenant relief period will no longer apply, and the maximum permitted secured net leverage ratio under the secured net leverage ratio financial covenant will decrease from 5.00x to 4.00x for the test period ending June 30, 2026, and from 4.50x to 4.00x for the test period ending September 30, 2026.

On June 30, 2026, the Company issued a press release announcing the closing of the Amendment and the termination of the covenant relief period under the Amended Credit Agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Amendment No. 6, dated as of June 30, 2026, among Westrock Beverage Solutions, LLC, as the borrower, Westrock Coffee Company, as holdings, the other guarantors party thereto, the lenders and issuing banks party thereto and Wells Fargo Bank, N.A., as administrative agent and collateral agent

99.1	Press Release, dated as of June 30, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules have been omitted from this exhibit in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTROCK COFFEE COMPANY

By:	/s/ L. Keith Harvey
	Name:	L. Keith Harvey
	Title:	Senior Vice President - Chief Legal Officer and Corporate Secretary

Dated: June 30, 2026